Exhibit (10)(h)

               APPENDIX TO STOCK OPTION PLANS


                          APPENDIX

     Spin-off of Sprint Cellular Company. The Corporation, Centel Corporation, and Sprint Cellular Company entered into a Distribution Agreement in connection with the distribution of stock in Sprint Cellular Company to the Corporation's Stock-holders. All capitalized terms in this section not otherwise defined in the Plan shall have the meanings ascribed to them in the Distribution Agreement.

     Treatment of Post-Distribution Sprint Group Employees. As of the Distribution Time, all outstanding stock option grants (each an "Unadjusted Grant") of Sprint Group Employees to purchase Sprint Common Stock issued under the Plan shall be adjusted (each grant so adjusted an "Adjusted Grant") to take into account the effect of the Distribution on the price of Sprint Common Stock, as provided in the Distribution Agreement.

     Treatment of Post-Distribution SpinCo Group Employees. As of the Distribution Time, all outstanding stock option grants (each a "Canceled Grant") of SpinCo Group Employees to purchase Sprint Common Stock under the Sprint Stock Option Plans shall be canceled to the extent that such Canceled Grants are replaced with a grant (each a "Replacement Grant") of an option to purchase SpinCo Common Stock under the SpinCo Rollover Employee Stock Option Plan.

     Administration. The Corporate Secretary shall make such adjustment calculations and cancellations of grants and shall suspend option exercises for the period of time specified as the Blackout Period in the Distribution Agreement or during such other appropriate period of time as he deems necessary or desirable for the orderly implementation of such adjustments.